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On March 9, 2005, META Group, Inc. posted the following guidance to its integration website:

Strictly For Internal Use By META Associates Only

Guidance to META Sales Executives on the Acquisition of META Group by Gartner

March 01, 2005

For more information or to ask questions, please contact your manager, or e-mail Peter Holmes at peter.holmes@metagroup.com.

On December 27, 2004, Gartner announced its intention to purchase META Group. The acquisition and subsequent integration of META Group raises many questions about the future for clients.

It is important for you to communicate to your clients:

•	Gartner announced its intention to buy META Group on December 27, 2004. Gartner will acquire META Group in an all-cash transaction valued at $10.00 per share, or approximately $162 million. The boards of both companies have unanimously approved the agreement.

•	On January 28, the U.S. Federal Trade Commission and Department of Justice granted early termination of the Hart Scott Rodino waiting period (HSR). On February 17, META Group filed its Definitive Proxy Statement with the SEC. On March 23, a META Group Special Stockholders meeting will be held to vote on the transaction. Following the anticipated stockholder approval, we expect the transaction to be finalized early in Q2 2005.

•	During this interim period, a joint “Integration Team” of experienced Gartner and META Group associates has been formed. This team is determining how to successfully integrate META Group and is creating a plan of action that will begin after the transaction is completed early in Q2 2005.

•	Until the transaction is completed, Gartner and META Group are legally obliged to operate as separate firms. We are currently planning how to integrate but we can not take action, change our products or advise our clients or brief members of the press on anticipated changes to come.

•	For associates of both companies and their clients, it remains ‘business as usual’ in all aspects of business operations and client deliverables until the transaction is completed.

As the Integration Team obtains a broader understanding of the possible impact to associates and clients, you will receive timely and detailed information designed to keep you and your clients informed.

The Q&A below will help you discuss the forthcoming acquisition of META Group with your clients. The Q&A will be updated regularly as more information is made available. However:

•	We will not have answers to every client question until the Integration Team develops a full understanding of the impact of the acquisition. Regular updates will be made available.

•	We will not be able to answer some questions due to legal or regulatory rules that govern the period between ‘announcement of intention to buy’ and actually completing the transaction in early Q2.

Given these restrictions, it is obviously our first priority to keep our clients up to date with all the information we can provide. It is OK to tell a client that, given the points above, we may not have answers for them straight away but we will endeavor to respond as soon as possible.

Strictly for Internal Use By META Associates Only

META Sales Executives — Questions and Answers on META Acquisition by Gartner
Last Updated: March 1, 2005

Rationale for Acquisition

Q. Why is Gartner buying META Group?

The acquisition of META Group is a key part of Gartner’s strategy for growth. First, the acquisition of META Group will significantly increase Gartner’s sales force. This will enable the combined company to rapidly accelerate growth. Second, Gartner will enjoy greater international coverage and scale, most notably from META Group’s strong presence in Germany and the UK. Thirdly, Gartner will welcome talented professionals from across the entire META Group to join their business, but in particular analysts that can add new areas of research focus and consultants with distinctly new practice areas.

•	Added Insight: This is a great opportunity to serve our markets like nobody has ever done. Above all else, we will be able to provide insight to our clients that is unprecedented in depth, breadth and time to market.

•	Greater interaction with our clients: Our combined organization will enable us to provide the very best in client service.

•	Business Model and Values: There are other factors that make this a great fit. For example, we have complementary business models. We both are renowned for insight that is objective, independent and trustworthy.

•	In addition, the combined company will be able to provide:

•	Expanded international coverage;

•	Greater depth in emerging technology areas; and

•	More robust consulting and measurement services.

Q. Will this acquisition be good for clients?

This acquisition will provide our existing clients with an expanded set of offerings that draw from the best of Gartner and META Group. Namely:

•	Greater scope of independent, objective counsel
Our clients will have access to a radically enhanced research and consulting portfolio. They will now have access to more analysts and consultants globally.

•	Broader international coverage The combined company will have significantly more analysts and consultants in-market globally, extending our clients’ reach and insight.

•	Added depth across key and emerging technology areas
In addition to providing our world-class research in areas such as business process management and business applications, and in industries such as the Energy & utilities and insurance sectors, our clients will now have access to a much broader universe of research provided by more than 500 analysts.

•	More robust consulting & measurement portfolio
The combination of world-class talent from Gartner and META Group will enhance the ways in which we can help with client specific challenges and opportunities.

•	Enhanced interactions that deliver maximum value to clients
A much larger client service organization will enable the combined company to dedicate more time to understanding client needs and helping them obtain the maximum value from Gartner products and services in the future.

Contracts

Q: My client has contracts with Gartner and META Group. My client wants to know what will happen to their META Group contract.

A: Once Gartner completes the acquisition in early Q2, Gartner will honor existing META Group contracts with the services previously specified or provide services of higher value.

Q: What changes in product or service should clients expect to see?

A; The joint integration team are working together to develop our future product and service offering. Due to standard regulatory procedures and the short amount of time we’ve had to conduct this work, we can’t share specific information with you at this stage. But we can say that current Gartner and META Group clients will have access to a broader range of products and services around the world post-transaction.

Research Content

Q: What research topics will Gartner provide after the acquisition of META Group?

Following the acquisition and integration of META Group, Gartner will be able to provide a broader range of research topics to clients. Currently, representatives of both research organizations on the integration team are in the process of examining each research offering. The research organization expects to communicate a full product strategy to clients shortly after the acquisition is completed. However, the integration team has already identified several promising areas where META Group capabilities will enhance Gartner research coverage, including:

•	Topical research enhancement: Business process management, business applications, business intelligence, etc.

•	Vertical industry research enhancement: Energy and utilities, insurance, government, etc.

•	IT organizational role research enhancement: Enterprise architecture, IT operations, security, etc.

•	Geography presence enhancement: Germany, UK, Australia, etc.

Q: What’s going to happen where there are Gartner & META Group analysts who cover the same areas?

A: Representatives of both research organizations on the Integration Team are in the process of examining each research offering. In many cases, where a given topic is sufficiently broad (e.g. CRM, security, etc.), there will be a need for multiple analysts covering a topic. Our commitment remains to employ the best analyst talent in the industry for our clients. The combined integration team will be using that guiding principle in determining where to expand analyst coverage, versus consolidate.

Q: How will we reconcile possible differences in opinions between Gartner and META Group analysts on important topics?

A: Before the transaction is completed, Gartner and META Group will continue to operate as separate companies and differences in opinions could arise. After the transaction is completed, and the new organization is in place, Gartner and META Group analysts will begin the process of reconciling any conflicting positions through the rigorous research review processes that exists within both Gartner and META Group today. These processes ensures that all analysts have the freedom to formulate their own conclusions and advice to clients following critical and detailed review and debate from peers. Clients will still obtain the best research and advice available, and as is the case within Gartner today, sometimes differing opinions may exist purposefully which often represents the actual conditions that exist within our global and complex client organizations.

Research Operations

Q: My client is concerned about receiving the same level of “personalized” service from analysts after META Group is integrated into Gartner.

A: The Integration Team is currently examining how each company operates and how clients are served. Following the completion of the transaction in Q2 2005, Gartner is committed to delivering the best level of service to every client. This will likely require changes that will improve the client experience for both existing Gartner and META Group clients.

Events

Q: Will META Group events still run in 2005?
A: Until the transaction is completed, META Group will continue to actively market all of their scheduled events in 2005. The integration team is currently reviewing the Gartner and META Group events schedules to determine what the best possible combined offering will be after the transaction is completed. More information will be available shortly.

Q: My client has a negotiated discount plan for all META Group events. Will Gartner now extend that plan to cover Gartner events too?

A: Gartner aims to honor previously negotiated META Group contracts for META Group events and will implement an appropriate migration plan after the transaction takes place.

Q: My client is a major sponsor of a META Group event and a premier sponsor at a Gartner event. The cost and level of sponsorship is different. The client is unsure what to do next.

A: Currently, there is no change to the META Group events calendar. Once the transaction is completed, Gartner will review all META Group contracts for 2005 and determine the best course of action on a case by case basis. For events occurring beyond 2005, Gartner will develop options for vendors on how to leverage the investments made with both companies against an integrated events calendar.

General Acquisition Questions

Q. How is the integration process going?

We are very pleased with the progress we have made to date and the level of cooperation and dialogue we have experienced. It has only been a short period of time since our announcement on December 27, 2004, but our joint integration team, which reports to a joint steering committee, has made excellent progress to identify the optimum product and service mix to meet the demands of both our clients. We have also engaged an external advisory firm to help with the process.

Q. Does one less competitor mean less choice for IT Research & Advisory (R&A) buyers?

A: IT decision-makers turn to a wide range of sources for help, including IT R&A firms like Gartner, IT professional services companies, the internet and even boutique advisors. There will always be plenty of opinions for IT decision makers to hear, but our goal is to ensure Gartner remains the market-leader in the IT R&A industry and becomes the ‘must-consult’ source for all IT decision-makers.

Q. Do you expect big lay-offs in META Group as a result of the acquisition?

A: The joint integration team is in the process of determining the optimum product and service offerings for clients moving forward. When we have this information finalized, we’ll be able to appropriately resource it with the large pool of talent we have in Gartner and META Group.

Q: Gartner and META Group are similar but different in many ways. How do you plan to integrate the two or will Gartner simply swallow the relatively small number of META Group associates and clients?

A: The joint integration team is made up of experienced associates from Gartner and META Group with close support from a third party consulting firm. They are all working closely together to ensure that the final outcome of this acquisition is a company that retains the very best of each other’s product and services that will ultimately benefit our combined clients. Culturally, we are delighted that we share many more common elements than we differ in, and we’ve been actively engaged in meeting each other and striking positive business relationships.

Q: Will the META Group brand disappear after the transaction takes place?

A: The joint integration team are examining the most appropriate branding and corporate identity solutions, but we haven’t reached a conclusion at this stage. When we do, we’ll promptly communicate internally and externally.

Q: How will my clients keep up to date with the acquisition of META Group and what it will mean to them?

A: Our web site, www.metagroup.com, as well as the Garter web site, www.gartner.com, will be updated with the latest information for clients on the acquisition and integration of META Group. We also encourage you to regularly update your clients with the information you will be provided with via your manager and executives. We rely on you to proactively engage with your clients about this acquisition and to channel questions or concerns that you can not address to your manager immediately.

We are committed to answering your questions, especially in this critical phase of the acquisition. Please forward your questions to your manager or integration@metagroup.com.

Consulting

Q: My client is currently using META Group consultants. What will happen to those consultants after the transaction takes place?

A: Gartner is acquiring META Group to expand its capability and customer base. It is in Gartner’s best interest to do its best to serve all of its customers and meet their expectations. Gartner and the integration team is working to ensure that the consultants originally assigned to the project will complete it. In some cases, there may be Gartner consultants with the relevant skill set who join the team to complete the project. As in the case with all of META Group contracts, in the rare case of a discontinuity of service, Gartner will offer options for reaching the objectives of the current contract, including alternative services.

Executive Programs

Q: My client is currently a member of Executive Directions. S/he wants to know what will happen to that program? Will they automatically migrate to Gartner’s EXP for the same price they pay today?

A: We are currently evaluating various migration strategies with a focus on ensuring that we maintain the high degree of customer satisfaction enjoyed by META Group’s Executive Directions clients today. We expect to finalize our migration strategy at the end of Q1. We will communicate the migration strategy to the sales force and clients at that time.

Sales

Q: After the transaction is completed, how will the Gartner and META Group sale force be integrated? What happens if a client wants to retain a relationship with a specific sales executive?

A: When the transaction is completed, Gartner will integrate the META Group sales force quickly and new priorities and territories will be assigned to ensure full client coverage and eliminate duplication. This is a significant project and the Integration Team has begun to define the process for integration. More information will be available on this process and how it impacts sales executives and clients immediately after the close of the transaction. Until this time, both sales forces are operating in ‘business as usual’ mode.

Q. Can I attend a sales call with a Gartner sales executive before the transaction takes place?
A. No. Until the transaction takes place, Gartner and META Group must continue to operate as separate companies.

META Group has filed a definitive proxy statement and other documents regarding the proposed transaction described in this communication with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND SUCH OTHER MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT META GROUP AND THE PROPOSED TRANSACTION. The definitive proxy statement was mailed to security holders of META Group seeking their approval of the transaction on or about February 22, 2005. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by META Group with the SEC at the SEC’s web site at www.sec.gov. The definitive proxy statement and other relevant documents may also be obtained free of cost by directing a request to John Riley at 203-973-6700.